McGuireWoods LLP One James Center 901 East Cary Street Richmond, VA 23219-4030 Phone: 804.775.1000 Fax: 804.775.1061 www.mcguirewoods.com	EXHIBIT 5.1

January 13, 2012

Board of Directors
Apple REIT Seven, Inc.
814 East Main Street
Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as counsel to Apple REIT Seven, Inc. (“Apple Seven”), a Virginia corporation, in connection with the preparation of the registration statement on Form S-3 to which this opinion is an exhibit (the “Registration Statement”), which is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of an additional 5,000,000 Units (the “Units”) for offer and sale under Apple Seven’s Amended and Restated Dividend Reinvestment Plan, as amended, where each Unit consists of one Apple Seven Common Share, no par value per share (a “Common Share”), and one Apple Seven Series A Preferred Share, no par value per share (a “Series A Preferred Share”). Terms not otherwise defined herein shall have the meanings assigned to them in the Registration Statement.

We have reviewed originals or copies of (i) the Articles of Incorporation and Bylaws of Apple Seven, each as amended; (ii) certain resolutions of the Board of Directors of Apple Seven; (iii) a certificate dated January 4, 2012 issued by the State Corporation Commission of the Commonwealth of Virginia, attesting to the corporate status of Apple Seven in the Commonwealth of Virginia (the “Status Certificate”); and (iv) the Registration Statement and the prospectus included therein (the “Prospectus”). In addition, we have reviewed originals or copies of such other corporate records, agreements and other instruments of Apple Seven, certificates provided by Apple Seven’s officers and representatives and other documents, and have made such legal and factual inquiries, as we have deemed necessary or advisable for purposes of rendering the opinions set forth below.

Based upon and subject to the foregoing, we are of the opinion that:

(1)	Based solely upon its Status Certificate, Apple Seven is validly existing under the laws of the Commonwealth of Virginia; and

(2)

The issuance of the Units, and the 5,000,000 Common Shares and 5,000,000 Series A Preferred Shares that comprise the Units, registered under the Registration Statement have been duly authorized and, when the Registration Statement has become effective under the Act and any applicable state securities or Blue Sky laws have been complied with, and the Units have been issued and paid for as described in the Registration Statement, the Units, and the Common Shares and Series A Preferred Shares that comprise the Units, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the Commonwealth of Virginia, and we have not considered, nor expressed any opinion as to the laws of any other jurisdiction.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours, /s/ McGuireWoods LLP